EXHIBIT 99.1

U.S. RARE EARTHS, INC
5600 TENNYSON PKWY. STE.190
PLANO, TX 75024
http://www.usrareearths.com/eco/index.php

RUBENSTEIN PUBLIC RELATIONS
CONTACT: JONATHAN GOLDBERG 212-843-9335
JGOLDBERG@RUBENSTEINPR.COM

FOR IMMEDIATE RELEASE

U.S. RARE EARTHS LETTER TO SHAREHOLDERS
CEO CASSIDY DETERMINED TO CREATE A COMPLETELY INDEPENDENT AMERICAN SUPPLY CHAIN SOLUTION

PLANO, TX– November 7, 2013- Dear Fellow Shareholder, I want to personally thank you for your continued commitment to U.S. Rare Earths (OTCBB:UREE). Your support has been, and will continue to be, the foundation of our success. In light of the transformative process our company has taken during the recent months, not limited to a new management team, I recognize the importance of keeping our shareholders apprised of our progress. As the company’s CEO, I pledge my commitment to maintain open and transparent communications with you. I am therefore pleased to provide you with the following update:

As many of you know, for the past two decades, global demand for rare earth elements has experienced an upward trend. This is projected to continue to grow as a result of the developing REE supply chain as more high-tech and green industry applications come to market. During this time, China has been the primary producer and refiner of rare earth elements. With China’s dominance of the supply of REEs, the rest of the world is currently dependent on Chinese exports to meet its own growing needs specifically related to heavy rare earth elements (“HREE”) and critical rare earth elements (“CREE”).

Recent behaviors have demonstrated a desire to retain more of the materials for internal consumption. According to the Industrial Mineral Company of Australia (IMCOA), Chinese export quotas are projected to gradually decrease by a third from 30,200 tonnes in 2011 to 22,000 tonnes in 2016. In 2011, the rest of the world’s demand exceeded Chinese exports of REE by 4,800 tonnes. By 2016, this gap is projected to widen to 34,000 tonnes indicating a need for a substantial increase of supply sources.

On September 10th, Russia announced its commitment to invest $1 billion to create an independent Russian based solution which will solve their dependency on China based exports. The Russian Academy of Science also has identified the Lemhi Pass as having the most significant CREE deposits in the Americas.

The executive management team, along with the full support of our new board of directors, is determined to create a completely independent American based supply chain solution within the continental United States.

We are equally determined to create an American based platform for self reliance by way of the development of an HREE and CREE separation facility in the continental United States. Importantly, we anticipate the facility and platform solution will include the requisite intellectual property to build a CREE processing plant located here in the U.S.

As U.S. Rare Earths holds nearly all of the historically known rare earth element mineralization occurrences in the Lemhi Pass District of East-Central Idaho and South-Western Montana, management believes we can certainly play an important role in addressing this increasing supply/demand disparity.

The well-known rare earth mineralized Lemhi Pass area covers approximately 120 square miles of terrain along the Idaho-Montana border. The Company holds more than 13,000 acres of mining lode claims in Montana and Idaho in and around the Lemhi Pass region as well as more than 12,000 acre of mining lode claims in Colorado.

As the stewards of these properties, we should not understate the significance of this American discovery and treat these critical resources as a true national treasure.  The Company has committed and funded a significant exploration budget to build on the strong results of our 2013 Phase I Drill and Exploration Program and to confirm historic work reported by the Department of Energy, U.S. Geological Survey, Idaho Geological Survey and The Russian Academy of Sciences. Our drilling and field work earlier this year has confirmed and expanded this historic data while providing confirmation of the aforementioned work.

The Company recently reported drilling, channel and surface sampling results on the “Last Chance” vein located in the Lemhi Pass area of Montana. Company geologists have defined a critical rare earth mineralized vein, open to exploration on both ends and at depth, with a surface length (strike) of at least 2200 feet (670m) and down-hole vein intersections of 3-29 ft (1-9m) at depths between 200-460 feet. The diamond core drilling efforts, totaling 1500 feet (455 m) with nine separate qualified surface channel samples totaling 202 feet (61.5 m), are being utilized to define critical rare earth mineralization along the “Last Chance” vein now initially defined both at surface and depth.

Unlike others in the space located in the U.S., Canada and Australia, our properties have been shown to possess large amounts of Critical Rare Earth Elements (“CREOs”) dysprosium, terbium, europium, neodymium and yttrium. In addition, we have a clean balance sheet with no debt, putting us in a good position should we seek to build a cost effective, scalable rare earths separation plant in the future.

While we believe we have very valuable mineral assets, we also knew the importance of building a world class team capable of efficiently monetizing those assets. I’m pleased to tell you that we’ve successfully done exactly that. U.S. Rare Earths now has a management team and board of directors ideally suited to address the current political climate, national defense, separation, processing and commodity trading of rare earths.

In the last five months, the Company is pleased to have accomplished the following milestones:

●	Closed $4 million dollar private placement

●
 General Tommy Franks, former Commander-in-Chief, United States Central Command appointed to the company’s Board of Directors. General Franks is a retired four-star General. He was promoted to Commander-in-Chief, United States Central Command in June, 2000

●
Announced results of its 2013 exploration in Lemhi Pass, Montana. Results confirmed that the Company's properties have the highest accessible critical rare earth deposit in North America. The initial results of the sub-surface drilling in Phase I of the Lemhi Pass exploration not only confirms historic data, but returned higher grades of rare earths than first reported

●
 Governor Bob Kerry appointed to the Board of Directors.  Served as Governor of Nebraska from 1983 to 1987, and was later elected to two terms as U.S. Senator from Nebraska, retiring in 2000. While serving in the Senate, he sat on the Senate Select Intelligence Committee, which exercises oversight authority over all U.S. intelligence agencies including the military intelligence program

●
 Mark Crandall appointed to the Board of Directors. Previously co-founded Morgan Stanley’s energy business in the early 1980s. In 1993 he became a founding partner in Trafigura, an energy trading company, which grew to $30 billion in sales and 1,000 employees in 58 offices worldwide

●	Relocated Company headquarters to Plano, Texas

●	Received drill permit for the Last Chance region on the Montana side of the Lemhi Pass and commenced drilling program

●	Expanded the Company’s mining claims to include over 25,000 acres

●
Commenced Phase II drilling program on October 29th to extend Phase I work on the Last Chance Mine property and initiate a new drill program on the Company’s North Fork property in an area that was previously unmapped and never drilled

●
Independently prepared analysis of NI 43101 compliant channel samples taken during from the Company’s Phase I Drilling and Exploration program at the Company’s North Fork property are exceptional and will be reported shortly

All indications are that global demand for critical rare earth elements will remain high in upcoming years. We have laid a strong foundation for future growth as we seek to help solve America’s need for rare earths sustainability. We believe that all of our hard work to date has placed U.S. Rare Earths, Inc., and its shareholders, in a strong position to benefit from not only the increasing demand but our ability to satisfy it. While there remains much work to do, we are excited and optimistic as we look to the future.

Our team’s primary goal will always be the creation of long term sustainable shareholder value. Rest assured, we will continue to work diligently towards this pursuit. On behalf of myself and the rest of the U.S. Rare Earth’s team, I want to thank you for your confidence in us and for your enthusiastic support. For those of you who will be attending our shareholder meeting in Plano, Texas on the 14th of November, I look forward to seeing you.

Sincerely,

Kevin Cassidy

Chief Executive Officer

About U.S. Rare Earths, Inc.:
U.S. Rare Earths, Inc. is a U.S. based domestic mineral exploration, mining and claims acquisition company based in Plano, TX. The Company holds over 25,000 acres of mining claims for rare-earth elements in Colorado, and in the Lemhi Pass Region of Idaho and Montana.

Rare earth elements are critical to many existing and emerging 21st century applications including clean-energy technologies such as hybrid cars and electric vehicles; high-technology applications including cell phones and digital music players; hard disk drives used in computers; microphones; fiber optics; lasers; and in addition, critical defense applications such as global positioning systems, radar and sonar; and advanced water treatment applications, including those for industrial, military, homeland security, domestic and foreign aid use.
For more information visit www.usrareearths.com

Safe Harbor Statement.
Some statements contained in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, therefore, involve uncertainties or risks that could cause actual results to differ materially. These statements may contain words such as "desires," "believes," "anticipates," "plans," "expects," "intends," "estimates" or similar expressions. These statements are not guarantees of the Company's future performance and are subject to risks, uncertainties and other important factors that could cause its actual performance or achievements to differ materially from those expressed or implied by these forward-looking statements. Such statements include, but are not limited to, rare-earth industry risks, estimates of mineralized materials, litigation risks, plans to raise capital, and board, management and governance risks. Additional information regarding factors that could cause results to differ materially from management's expectations is found in the Company's SEC filings. The Company intends that the forward-looking statements contained herein be subject to the above-mentioned statutory safe harbors. Investors are cautioned not to rely on forward-looking statements.

RUBENSTEIN PUBLIC RELATIONS CONTACT: JONATHAN GOLDBERG 212-843-9335
JGOLDBERG@RUBENSTEINPR.COM

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